                              REAL 2648 PAGE 479


                           ARTICLES OF INCORPORATION
                                      OF
                          SOUTHERN COPY SYSTEMS, INC.


     KNOW ALL MEN BY THESE PRESENTS: That for the purpose of forming a corporation under the Alabama Business Corporations Act, as last amended, the undersigned, Edward Segrest Patridge and Dan Schorsten, are over the age of nineteen (19) years, desiring to organize a body corporate under the laws of the State of Alabama, adopt the following Articles of Incorporation for such corporation:

                                   ARTICLE I

     The name of the corporation is SOUTHERN COPY SYSTEMS, INC., and the corporation shall be authorized to trade in said name or to use any other trade name not now being used by any other person, firm or corporation.

                                  ARTICLE II

     The period of duration of the corporation shall be perpetual.

                                  ARTICLE III

     The objects and purposes for which the corporation is formed are as follows:

     (a) To engage in the business of selling, leasing and servicing copying machines and business machines;

     (b) To engage in and transact such other business or businesses as may be reasonably related to any of the foregoing.

     (c) To take, own, hold, deal in, mortgage or otherwise encumber and to purchase, sell, lease, exchange, transfer or in any manner whatever dispose of real property and personal property or choses in action, within or without the State of Alabama.

     (d) To borrow money and give as security therefor any property, real, personal or mixed, owned by the corporation, or in which the corporation has any interest.

     (e) To utilize and exercise such powers and rights as are conferred on corporations under the provisions of the statutes or laws of the State of Alabama, including by not limited to, those powers enumerated pursuant to the Alabama Business Corporations Act, as last amended.

                              REAL 2648 PAGE 480


     (f) The transaction of any or all other lawful business for which such corporation may be incorporated under the Alabama Business Corporations Act as last amended.

                                  ARTICLE IV

     The aggregate number of shares which the corporation shall have the authority to issue shall be one thousand (1,000) shares of common stock at a par value of One Hundred ($100.00) Dollars per share. The total of authorized stock is thus One Hundred Thousand ($100,000.00) dollars and all of said stock shall be common and none shall be preferred stock, or stock of a different class. The corporation will begin business with two hundred (200) shares of said common stock of the aggregate value if Twenty Thousand ($20,000.00) Dollars.

                                   ARTICLE V

     The address of the initial registered agent of the corporation is 2508 Vole Drive, Birmingham, Alabama 35244, and the name of its initial registered agent at such address is Edward Segrest Patridge.

                                  ARTICLE VI

     The number of directors constituting the initial Board of Directors of the corporation is two and the names and addresses of the persons who are to serve as the directors until the first annual meeting of stockholders or until their successors are elected and shall qualify are:

NAMES                       ADDRESSES                    OFFICE
Edward Segrest Patridge     2508 Vole Dr.                President
                            Birmingham, AL 35244

Dan Schorsten               104 Lee Etta Dr.             Secretary/Treasurer
                            Gallatin, TN 37066


                              REAL 2648 PAGE 481


                                  ARTICLE VII

     The name and address of the incorporators are as follows:

NAMES                       ADDRESSES                    NO. OF SHARES
Edward Segrest Patridge     2508 Vole Dr.                    100
                            Birmingham, AL 35244

Dan Schorsten               104 Lee Etta Dr.                 100
                            Gallatin, TN 37066

     Dated this the 31st day of January, 1985.

                                       SOUTHERN COPY SYSTEMS, INC.

                                       BY: /s/ Edward Segrest Patridge
                                           ---------------------------
                                           Edward Segrest Patridge
                                           Its President

                                           /s/ Dan Schorsten
                                           ---------------------------
                                           Dan Schorsten
                                           Secretary/Treasurer